SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

Peregrine Industries, Inc.
(Exact name of Registrant as specified in its charter)

Florida	65-0611007
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer of incorporation or Identification Number)

Peregrine Industries, Inc.
115 East 57th Street, Suite 1118, New York, NY 10022
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Compensation Agreements
(Full Title of the Plans)

Calculation of Registration Fee
Title of Securities To Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 per share	6,050,000	$0.001	$6,050	$0.56
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the closing bid price of the common stock as reported on the OTC Bulletin Board on July 24, 2005.

PART I

Item 1. Plan Information.

This Registration Statement on Form S-8 provides for the issuance and registration of a total of 6,050,000 shares of common stock of the Registrant, as follows: Richard Rubin, the Registrant's Chief Executive Officer, 2,050,000 shares; Thomas J. Craft, Jr., the Registrant's President, 2,000,000 shares and Ivo Heiden, the Registrant's Chief Financial Officer, 2,000,000 shares. All three persons provided bona fide services related to the Registrant's corporate reorganization, restructuring and corporate securities services.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company has provided a written statement to the above persons advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed by Peregrine Industries, Inc. with the Securities and Exchange Commission are incorporated in this Form S-8 by reference:

1. The Registrant's registration statement on Form 10-SB/12g filed on May 03, 2005;
2. The Registrant's quarterly reports on Form 10-QSB for the periods ended December 31, 2004 and March 31, 2005, filed on May 3, 2005 and May 6, 2005, respectively.
3. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (1) above; and
4. The description of the Registrant's common stock which is contained in the registration statement or amendment to any registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement that indicate that all shares of common stock offered have been sold or that deregister all of the shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part of it from the date of filing of the documents.

Item 4. Description of Securities

Reference is made to the Registrant's registration statement on Form 10-SB/12g filed on May 3, 2005 for a description of its shares of common stock.

Item 5. Interest of Named Experts and Counsel

The validity of the common stock issued hereby will be passed upon for the Registrant by Thomas J. Craft, Jr., P.A., Palm Beach Gardens, FL. Thomas J. Craft, Jr. shall be issued 2,000,000 shares of the Registrant's common stock which are being offered under this registration statement.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Florida, and the Registrant has adopted resolutions which provide for the indemnification of officers and directors to the maximum extent permitted under the Florida Business Corporation Act. The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following exhibits are a part of this Registration Statement:

Exhibit	Description
5.1	Opinion regarding legality filed herewith
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Michael F. Cronin, CPA

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 27th day of July 2005.

Peregrine Industries, Inc.

By:/s/ Richard Rubin
Richard Rubin, Chief Executive Officer

July 27, 2005